Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2007 (November 14, 2007 as to Note 24), relating to the consolidated financial statements of International Coal Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment, as of January 1, 2006 and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans, as of December 31, 2006), our report dated March 1, 2007 on the consolidated financial statement schedule, and our report dated March 1, 2007 (November 14, 2007 as to the effects of the material weakness discussed in Management’s Report On Internal Control Over Financial Reporting, As Revised) relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the material weakness), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of International Coal Group, Inc. and subsidiaries for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 15, 2007